WGNB Corp. Announces Increased First Quarter 2007 Earnings of 9.1% Compared to First Quarter 2006

CARROLLTON, Ga.—(BUSINESS WIRE)—April 13, 2007—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2007 first quarter earnings of $1,980,404, or $0.39 per diluted share, compared to its 2006 first quarter earnings of $1,815,116, or $0.36 per diluted share, an increase of $165,288, or 9.1 percent.  In the first quarter of 2007, total assets grew by $33 million, or 5.7 percent, total loans grew by $23.8 million, or 5.0 percent and total deposits grew by $33.5 million, or 7.2 percent.  Comparing the one year period from the first quarter of 2006 to the first quarter 2007, total assets grew by $60 million, or 11.0 percent, total loans grew by $67 million, or 15.5 percent and total deposits grew by $55 million, or 12.5 percent.

“Our history of earnings growth continued in the first quarter of 2007,” said H. B. “Rocky” Lipham, III, Chief Executive Officer of WGNB Corp. “We have maintained our net interest margin and continue to be optimistic about earnings growth.  However, due to slower loan growth, we will have to work very hard to obtain our goal of 10 percent, or greater, annual earnings growth.”

Lipham added, “The remainder of 2007 will bring to fruition several strategically planned growth opportunities.  A shareholder’s meeting is scheduled for May 22, 2007 to approve our merger with First Haralson Corporation.  After shareholder and regulatory approval, we plan to close the transaction in early summer.  Our Banco de Progreso division, which has been successful in Carroll County, will expand with a new office on Bullsboro Drive in Newnan, Georgia. In addition, we will open a commercial loan production office in Coweta County.  We are very excited about both our acquisition and organic growth.”

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”.  West Georgia National Bank has nine full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $608 million.  The Bank is the largest and most enduring locally owned community bank in Carroll County.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor

Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	March 31, 2007 (unaudited)	March 31, 2006 (unaudited)

Total interest income	$11,892	$9,464
Total interest expense	5,619	4,032
Net interest income	6,273	5,432
Provision for loan loss	375	300
Net interest income after provision	5,898	5,132
Total other income	1,733	1,428
Total other expense	4,697	3,897
Earnings before income taxes	2,934	2,663
Income taxes	954	848
Net earnings	$1,980	$1,815
Per Share Data:
Net earnings	0.40	0.37
Diluted net earnings	0.39	0.36
Cash dividends declared year to date	0.1967	0.1700
Book Value	10.72	9.73
At Period End:
Total loans	497,088	430,256
Earning assets	575,648	519,122
Assets	608,018	547,615
Deposits	496,356	441,390
Stockholders’ equity	53,655	48,657
Weighted average shares outstanding	5,001,286	4,993,613
Key Performance Ratios Year to Date:
Return on average assets	1.31%	1.37%
Return on average equity	14.79%	14.83%
Net interest margin, tax equivalent	4.51%	4.44%
Dividend payout ratio	42.76%	44.55%
Overhead ratio	58.66%	56.81%
Asset Quality Ratios:
Non-performing assets/loans & OREO	1.26%	0.82%
Loan loss reserve/total loans	1.21%	1.31%
Loan loss reserve/non-performing assets	95.49%	160.29%
Loan loss reserve/total capital	11.19%	11.57%
Capital Ratios:
Tier 1 capital/total average assets	9.40%	9.11%
Risk based capital ratio	11.19%	11.74%

Contact:       WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com